O'COYNE & PHILLIPS P.S.
ATTORNEYS & COUNSELORS AT LAW
A Professional Services Corporation

* DOUGLAS M. O'COYNE, SR.								          		LEGAL ASSISTANT:

+ SCOTT A. NIEBLING											               SHARI L. HOLDREN


ROBERT F. PHILLIPS  1929-1991

* Admitted to practice in Washington,

  Idaho & the U.S. Tax Court

+ Admitted to practice in Washington



December 11, 1997





Securities and Exchange Commission
3040 Jackson Federal Bldg.
915  2nd Avenue
Seattle, WA 98174

Re:	RMX Real Estate Investment Trust, Inc.
   	SB-2 Registration
   	Consent to inclusion in disclosure document of attorney's opinion


Dear Gentlemen:

As the attorneys for RMX Real Estate Investment Trust, Inc., we hereby consent to the use of our name in the above referenced matter and to all references to our firm included in or made a part of the Offering Circular and Disclosure Document for the sale of its Common Stock.


Sincerely yours,


Original Signed

DOUGLAS M. O'COYNE, SR.
Attorney at Law